Exhibit 10.2

LEASE ACQUISITION

AND

PARTICIPATION AGREEMENT

BETWEEN

FORT PECK ENERGY COMPANY, LLC

AND

SAMSON OIL AND GAS USA MONTANA, INC.

DATED AS OF JUNE 22, 2011

i

EXHIBITS AND SCHEDULES:

Exhibit A	Plat of Block A
Exhibit B	Initial Acreage
Exhibit C	Initial Leases (WI and Net Acres)
Exhibit D	Form of Assignment
Exhibit E	AMI
Exhibit F	JOA
Exhibit G	Technical Requirements
Exhibit H	In-Process Leases
Exhibit I	Mattelin Leases

INDEX OF DEFINITIONS

Acreage Deficiency	13
Acreage Participation Option	18
Actual Acres	13
Affected Party	17
Agreement	1
AMI	19
AMI Assignment	20
AMI Leases	19
AMI Purchase Price	20
AMI Term	19
Area of Mutual Interest	19
Assignment	6
BIA	7
Block A	1
Block A Purchased Acreage	9
Buyer	1
Buyer’s Drilling Costs	17
Claims	4
Closing	6
Closing Date	6
Closing Statement	5
Cure Period	13
Defensible Title	11
Divestiture	9
Divestiture Agreement	10
Divestiture Lands	10
Divestiture Offer	10
Drilling and Completion	17
Due Diligence Materials	4
Effective Date	1
Environmental Assessment	3
Environmental Defect	3
Environmental Defect Notice	3
First Test Well	14
Force Majeure	17
Fort Peck AMI Agreement	12
Hull Lease	16
Initial Acreage	2
Initial Leases	2
In-Process Leases	7
Intended Acres	13
Intended Initial Net Acres	2
Joint Operating Agreement	22
Lease Burdens	2
Mattelin Lease	21
Net Acre Deficit	8
Net Acre Surplus	8
Net Acres	2
Net Revenue Interest	11
Non-Acquiring Party	20
Objective Depth	14
Option	8
Option Acres	9
Option Allowance	8
Option Closing Date	9
Option Closing Statement	9
Option Exercise Notice	9
Option Lease	9
Option Price	9
Option Termination Date	9
Optional Acreage	9
Opt-Out Lands	19
Participating Interest	20
Parties	1
Party	1
Permitted Encumbrances	11
Production Notice	17
Property Records	3
Prospective Purchaser	10
Purchase Price	5
Remaining Acreage	8
Remaining Block A Purchased Acreage	18
Replaced Lease(s)	8
Restricted Period	10
Second Test Well	15
Seller	1
Stabilized Production	17
Stimulation Well	21
Substitute Well	15
Substitution Lease	8
Substitution Notice	8
Substitution Period	8
Tag-Along Right	10
Target Lands	19
Target Lease Terms	19
Target Meeting	19

Test Well	14
Test Well Option Price	18
Test Wells	14
Title Benefit	14
Title Defect	12
Title Defect Notice	12
Title Examination Period	12
Undivided Divestiture Interest	10
Well Costs	18
Well Information	18

EXECUTION VERSION

LEASE ACQUISITION AND PARTICIPATION AGREEMENT

This Lease Acquisition and Participation Agreement (“Agreement”), dated this 22nd day of June, 2011 (the “Effective Date”), is by and between Fort Peck Energy Company, LLC, a Delaware limited liability company (“Seller”), and SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation (“Buyer”).  Each of Seller and Buyer is sometimes referred to herein as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, Seller is the owner of certain oil and gas leases covering lands in Daniels, Roosevelt, Sheridan, and Valley Counties, Montana; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, oil and gas leases covering not less than 20,000 Net Acres (as defined herein) out of the area known as the “Fort Peck East Exploration Area — Block A”, which area is shown on Exhibit A attached hereto (“Block A”), together with the option to acquire oil and gas leases covering up to an additional 20,000 Net Acres out of Seller’s remaining acreage, all as more fully described herein; and

WHEREAS, Seller desires to retain the option, but not the obligation, to participate for a 33.3% interest in either or both of the initial two wells drilled by Buyer on the acquired leases, together with the option to purchase an undivided 33.3% interest in any remaining acreage acquired by Buyer from Seller that was not included in the spacing units for such initial two wells; and

WHEREAS, Seller and Buyer desire to establish an area of mutual interest and to provide for the potential acquisition of additional leases within such area of mutual interest under terms mutually agreeable to Seller and Buyer.

NOW, THEREFORE, for and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

AGREEMENT FOR PURCHASE AND SALE

Section 1.1           Agreement for Purchase and Sale.

(a)           Subject to the terms and conditions of this Agreement and the reservations and exceptions set forth herein, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in and to oil and gas leases (the “Initial Leases”) covering the lands within Block A described in Exhibit B attached hereto (such lands being collectively referred to herein as the “Initial Acreage”).  The approximate number of Net Acres covered by the Initial Leases, in the aggregate, before giving effect to any substitutions or exclusions as provided herein, is 20,028.406 Net Acres (the “Intended Initial Net Acres”).

(b)           Seller shall use reasonable efforts to deliver Defensible Title (as defined herein) to 100% of the Initial Leases.  To the extent, Seller is able to deliver Defensible Title (as defined herein) to Initial Leases covering at least 90%, but less than 100%, of the Intended Initial Net Acres, then:  (i) Seller may assign to Buyer all of its right, title and interest in other oil and gas leases covering an approximately equivalent number of Net Acres in adjoining (to the extent possible) lands in Block A in substitution for the Net Acres in the Initial Leases as to which Seller is unable to deliver Defensible Title, or (ii) Buyer, in its sole discretion, may elect to waive any title defect(s).  To the extent Seller is unable to deliver Defensible Title to Initial Leases covering at least 90% of the Intended Initial Net Acres, then either Party may terminate this Agreement upon written notice to the other Party delivered prior to Closing, and upon such termination neither Party shall have any further obligation or liability to the other Party hereunder.

(c)           Notwithstanding any other provision hereof, Seller shall reserve from the assignment(s) of the Initial Leases and, if applicable, the Mattelin Leases, an overriding royalty interest in the Initial Leases and the Mattelin Leases equal to the positive difference, if any, between 20% and lease burdens existing as of the effective date of such assignment, including, without limitation, lessors’ royalties, overriding royalties, and similar burdens on or measured by production from the Initial Leases (“Lease Burdens”).

(d)           If prior to Closing either Party notifies the other Party of any Initial Lease as to which Seller’s Net Revenue Interest is less than 80% (or such lower Net Revenue Interest with respect to such Lease as may be specified in Exhibit C), proportionately reduced in the event Seller’s working interest in such Lease is less than 100% or the subject lease covers less than 100% of the mineral estate in the lands covered thereby, then, unless such defect is waived by Buyer or cured prior to Closing, the affected lease shall be excluded from the Initial Leases delivered at Closing and, at Seller’s election, either (i) the Purchase Price payable by Buyer at Closing shall be reduced by the price allocable to such excluded lease, or (ii) Seller shall assign to Buyer all of its right, title and interest in other oil and gas leases covering an approximately equivalent number of Net Acres in adjoining (to the extent possible) lands in Block A in substitution for the Net Acres in the affected leases.  Except with respect to breaches of Seller’s special warranty of title, the provisions of this Section 1.1 shall be Buyer’s sole and exclusive remedies for Title Defects of which Buyer has actual knowledge prior to Closing.  For purposes of the foregoing sentence, Buyer’s actual knowledge shall mean the actual knowledge of an executive officer of Buyer or of Conrad Woodland or Tracy Butzen.

(e)           For purposes of this Agreement, “Net Acres” shall mean with respect to a lease (i) the undivided interest of Seller in the leasehold estate created by the applicable lease multiplied by (ii) the number of acres covered by the lease multiplied by (iii) the lessor’s percentage interest in the oil and gas mineral estate in the land covered by the lease.

Section 1.2           Access to Records.

(a)           As used herein, “Property Records” means all of Seller’s lease files, abstracts, title opinions, title memoranda and contract files, insofar as they are directly related to the Initial Leases, including all leases, surface agreements and related contracts thereto; provided, however, that the Property Records shall not include Seller’s internal memoranda, notes, and correspondence.

(b)           Seller shall make the Property Records available to Buyer at the offices of Seller during Seller’s normal business hours.  Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such third parties as Buyer may reasonably request.  Buyer may inspect the Property Records and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party.  Seller shall use commercially reasonable efforts, but at no cost or expense to Seller, to obtain the necessary consents to allow Buyer’s examination of any confidential information that is material to the transaction contemplated by this Agreement.

Section 1.3           On-Site Inspection.

(a)           Seller hereby consents to Buyer conducting, prior to Closing and upon advance notice to Seller, at Buyer’s sole risk and expense, on-site inspections and an ASTM Phase One Environmental Assessment (the “Environmental Assessment”) of the Initial Acreage.  In connection with the Environmental Assessment, Buyer agrees not to interfere with the normal operations on the Initial Acreage and agrees to comply with all requirements and safety policies of the operator.  Seller shall be provided at least forty-eight (48) hours’ prior notice of any such inspection, and Seller’s representative(s) shall have the right to witness all such inspections.  Buyer may not, without the prior written consent of Seller, conduct any borings or other invasive tests or examinations with respect to the Initial Acreage.  The cost and expense of the Environmental Assessment shall be borne solely by Buyer.  With respect to any samples taken in connection with the Environmental Assessment, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.

(b)           If the Environmental Assessment identifies any condition or conditions on or of the Initial Leases which, in the aggregate, cause them to be not in compliance in any material respect with any applicable federal, state or local environmental laws (an “Environmental Defect”), Buyer shall notify Seller prior to the Closing of such alleged Environmental Defect.  To be effective, such notice (the “Environmental Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to Closing, (iii) describe the Environmental Defect in reasonable detail, including identification of the Initial Lease(s) affected thereby and the environmental laws allegedly violated; (iii) include Buyer’s proposed curative for such Environmental Defect; and (iv) include a copy of the Environmental Assessment or other report identifying the Environmental Defect prepared by a reputable environmental consultant with experience conducting environmental assessments covering oil and gas leases located in the State of Montana.  Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of an effective Environmental Defect Notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, in which event Seller may, upon written notice to Buyer, extend the Closing by up to thirty (30) days, during which period Seller shall endeavor to cure such Environmental Defect(s).  Alternatively, if Buyer and Seller so agree in writing, Seller may elect to cure the Environmental Defect post-Closing, at Seller’s expense, in which event the Closing shall not be extended and Seller shall, at Seller’s expense, use commercially reasonable best efforts post-Closing to cure the Environmental Defect in a timely manner.  If Seller elects to attempt to cure an Environmental Defect, Seller may implement the lowest cost reasonable effective remedy for such Environmental Defect which is consistent with applicable environmental laws, taking into account that non-permanent remedies may be the most cost effective curative reasonably available.  Unless (i) Seller cures such Environmental Defects prior to Closing (as Closing may be extended as provided above); (ii) Seller and Buyer agree in writing that such Environmental Defects may be cured post-Closing, as provided above; or (iii) Buyer waives such Environmental Defect(s), then the lease(s) affected thereby shall be excluded from this Agreement and the Purchase Price shall be reduced by an amount equal to the price payable for such lease pursuant to Section 1.6(a); provided, however, that either Party may, upon written notice to the other, terminate this Agreement if, after giving effect to such exclusions, the remaining Initial Leases cover less than 85% of the Intended Initial Net Acres.

(c)           Buyer hereby RELEASES and INDEMNIFIES and SHALL DEFEND AND HOLD HARMLESS Seller and its respective members, managers, employees, agents, representatives, contractors, successors, and assigns) (the “Indemnified Parties”) from and against any and all claims, demands, actions, causes of action, suits, and other legal proceedings, judgments, assessments, damages, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Claims”) arising from Buyer’s inspection of the Initial Acreage, including, without limitation, Claims for personal injuries to or death of any person or damage to the property of any person, except for injuries, death or damage to property caused by the gross negligence or willful misconduct of the Indemnified Parties.  THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE INITIAL ACREAGE OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OR STRICT LIABILITY OF, ANY OF THE INDEMNIFIED PARTIES.

Section 1.4           Confidentiality.  Buyer shall keep any data or information acquired by Buyer in the course of its due diligence examination (including, without limitation, information acquired pursuant to its review of the Property Records and its conduct of the Environmental Assessment) and any reports or results generated from such due diligence examination (the “Due Diligence Materials”) strictly confidential and shall not disclose any of such data, information or results to any governmental authority or other third party unless required by law or regulation and then only after written notice to Seller of the determination of the need for disclosure.  If Buyer becomes legally compelled to disclose any of the Due Diligence Materials, Buyer shall use all commercially reasonable efforts to provide Seller with notice sufficiently prior to any such disclosure so as to allow Seller, at Seller’s expense, to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  Buyer shall use the Due Diligence Materials only in connection with the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Closing, Buyer shall, upon Seller’s request, deliver the Due Diligence Materials to Seller, which Due Diligence Materials shall become the sole property of Seller.

Section 1.5          Disclaimer.  Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Property Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Property Records shall be the result of its own independent review and judgment.

Section 1.6           Purchase Price for Initial Leases.

(a)           Purchase Price.  The purchase price payable by Buyer to Seller for the Initial Leases (the “Purchase Price”) shall be an amount equal to the sum of the following:  (a) with respect to those Initial Leases acquired by Seller prior to the Effective Date, the purchase price shall be $175 per Net Acre, multiplied by the number of Net Acres covered by such Initial Leases, as set forth in Exhibit C; and (b) with respect to those Initial Leases acquired by Seller between the Effective Date and the Closing Date, the purchase price shall be (i) $175 per Net Acre multiplied by the number of Net Acres covered by such Initial Leases, or (ii) if greater, the lease bonus, first year rental payment and other acquisition costs actually paid by Seller for such Initial Leases plus any additional actual costs paid by the Seller to acquire the Initial Leases for each Net Acre, provided that Seller shall have obtained Buyer’s approval of the costs described in this clause (ii) above.  The Purchase Price shall be paid at Closing, as defined herein, by wire transfer of immediately available funds.  The Purchase Price shall reimburse Seller for lease bonus and the first year rental payments paid by Seller for the Initial Leases.  Buyer shall assume, and bear responsibility for payment of, all other obligations under such Initial Leases.

(b)           Closing Statement.  At least three (3) business days prior to Closing, Seller shall deliver to Buyer a closing statement (“Closing Statement”) setting out the calculation of the Purchase Price, including, with respect to each Initial Lease, the number of Net Acres covered thereby and the purchase price payable therefor.

Section 1.7           Conditions Precedent to Closing.

(a)           Seller’s Conditions.  The obligations of Seller at Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(i)           All representations and warranties of Buyer contained in Article VIII shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(ii)          Buyer stands ready, willing and able to Close with Seller;

(iii)         No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement that remains in effect on the Closing Date; and

(iv)          Seller has not given notice of termination pursuant to Sections 1.1(b) or 1.3(b).

(b)          Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(i)           All representations and warranties of Seller contained in Article VII shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

(ii)          Seller stands ready, willing and able to Close with Buyer;

(iii)         No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(iv)         Seller has not given notice of termination pursuant to Sections 1.1(b) or 1.3(b).

Section 1.8           Closing.

(a)           Closing Date.  Unless extended pursuant to Section 1.3(b), Closing of the purchase and sale of the Initial Leases (the “Closing”) shall occur at a mutually agreeable time and place within thirty (30) days following the Effective Date.  The date on which Closing occurs is referred to herein as the “Closing Date.”

(b)           Closing Deliveries.  At Closing, the following shall occur:

(i)           Buyer shall deliver to Seller, by wire transfer of immediately available funds, the Purchase Price for the Initial Leases;

(ii)           Buyer and Seller shall execute and acknowledge, and Seller shall deliver to Buyer, an Assignment and Bill of Sale, substantially in the form of Exhibit D attached hereto (the “Assignment”) in sufficient counterparts to facilitate recording;

(iii)           Buyer and Seller shall execute such governmental assignment forms as may be necessary to effect the assignment of the Initial Leases to Buyer; and

(iv)           Seller shall execute and deliver to Buyer a certificate of Seller’s non-foreign status and certifying that Seller is not subject to withholding under Section 1445 of the Internal Revenue Code, as amended.

Section 1.9           Termination.  This Agreement may be terminated prior to Closing, upon written notice to the other Party, in accordance with the following provisions:

(a)           By mutual consent of Buyer and Seller;

(b)           By Buyer or Seller, as the case may be, pursuant to Sections 1.1(b) or 1.3(b);

(c)           By Seller, if Seller’s conditions set forth in Section 1.7(a) are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(d)           By Buyer, if Buyer’s conditions set forth in Section 1.7(b) are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date; or

(e)           By Seller, if Closing has not occurred within thirty (30) days following the Effective Date, as the Closing date may be extended pursuant to Section 1.3(b), through no fault of Seller, provided, Seller is not in material default under this Agreement and is ready, willing and able to Close.

Section 1.10         Liabilities Upon Termination.

(a)           Buyer’s Default.  Subject to Section 1.10(c), if Closing does not occur because (i) Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, or (ii) Seller terminates this Agreement as of right pursuant to Section 1.9(e), and if Seller is not in material default under this Agreement and is ready, willing and able to Close, Seller shall be entitled to an amount equal to $175 multiplied by the number of Net Acres covered by the Initial Leases.  Buyer’s failure to Close shall not be considered wrongful if Buyer’s conditions under Section 1.7(b) are not satisfied through no fault of Buyer and are not waived by Buyer.

(b)           Seller’s Default.  Subject to Section 1.10(c), if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, Buyer shall retain all of its legal and equitable remedies for Seller’s breach of this Agreement including, without limitation, specific performance.  Seller’s failure to close shall not be considered wrongful if Seller’s conditions under Section 1.7(a) are not satisfied through no fault of Seller and are not waived by Seller.

(c)           Other Termination.  If this Agreement is terminated pursuant to Sections 1.9(a) or 1.9(b), each Party shall release the other Party from any and all liability for termination of this Agreement.

Section 1.11         In-Process Leases.  Certain oil and gas leases covering lands in Block A, as described in Exhibit H (the “In-Process Leases”), have been signed by Seller and delivered to the Bureau of Indian Affairs (“BIA”) for execution and issuance, but as of the Effective Date, have not been issued to Seller.  The Parties agree that Exhibit H may be supplemented from time to time by Seller up until two (2) business days prior to Closing.  During the period between the Effective Date and the commencement of drilling of the First Test Well (the “Substitution Period”), Seller shall notify Buyer from time to time in writing as In-Process Leases are issued to Seller by the BIA, such notices to be provided by Seller within five (5) business days after Seller’s receipt of the issued Lease.  Buyer may, from time to time, deliver to Seller during the Substitution Period a written notice (“Substitution Notice”) to elect the substitution of one or more of the In-Process Leases (a “Substitution Lease”) for Initial Leases covering approximately the same number of Net Acres (the “Replaced Lease(s)”).  In the event a Substitution Notice is delivered to Seller prior to Closing, (a) the Substitution Lease(s) described therein shall be deemed for all purposes to be Initial Lease(s), and shall be included in the assignment of the Initial Leases delivered at Closing, and (b) the Replaced Lease(s) shall be deemed to be included in the Remaining Acreage, as defined herein.  In the event a Substitution Notice is delivered during the period between Closing and the conclusion of the Substitution Period, then within ten (10) business days following Seller’s receipt of a timely delivered Substitution Notice, (x) Buyer shall reassign the Replaced Lease(s) to Seller, free and clear of all liens, claims and encumbrances arising by, through or under Buyer, and such Replaced Lease(s) shall thereafter be deemed to be included in the Remaining Acreage; and (y) Seller shall assign the Substitution Lease(s) to Buyer, by an Assignment substantially in the form of Exhibit D, subject to Seller’s retained overriding royalty interest, if applicable, as provided in Section 1.1(c), and the Substitution Lease(s) shall thereafter be deemed to be included in the Initial Leases.  If at the conclusion of the Substitution Period, (i) the number of Net Acres covered by the Substitution Leases exceeds the number of Net Acres covered by the Replaced Leases (a “Net Acre Surplus”), then within ten (10) days after the end of the Substitution Period, Buyer shall pay Seller an amount equal to the Net Acre Surplus multiplied by $175, or (ii) the number of Net Acres covered by the Substitution Leases is less than the number of Net Acres covered by the Replaced Leases (the “Net Acre Deficit”), then within ten (10) days after the end of the Substitution Period, Seller shall pay Buyer an amount equal to the Net Acre Deficit multiplied by $175.

Section 1.12         Option to Exclude River Acreage.  Notwithstanding any other provision hereof, Seller shall have the option, upon written notice delivered to Buyer at any time prior to the first anniversary of the Closing Date to exclude from this Agreement up to 1000 acres of Block A Acreage located within designated spacing units along the riparian boundaries of the Missouri River or the Big Muddy River.  In the event Seller so excludes such acreage it shall substitute an approximately equal number of Net Acres in Block A, in the same manner as provided in Section 1.11 above with regard to Substitution Leases.

Section 1.13         Option to Purchase Additional Acreage.

(a)           Subject to the same terms of this Agreement with respect to the purchase of the Initial Leases and except as otherwise indicated herein, in addition to the Initial Leases, Seller hereby grants to Buyer the option (the “Option”), but not the obligation, to purchase all of Seller’s leasehold interest in the remaining acreage in Block A (“Remaining Acreage”), which shall not exceed an additional 20,000 Net Acres within Block A, plus an allowance of up to 320 Net Acres, in the aggregate, if necessary to include all the Net Acres in any particular section (the “Option Allowance”).  Notwithstanding the foregoing, if Seller’s Remaining Acreage in Block A prior to Buyer’s exercise of the Option exceeds 20,000 Net Acres, Seller shall designate the 20,000 Net Acres and the Option Allowance subject to the Option and shall notify Buyer of such designation within five (5) business days after Seller’s receipt of Buyer’s Option Exercise Notice, as herein defined. In the event Buyer exercises the Option, the lands as to which Buyer exercises the Option shall be referred to herein as the “Optional Acreage” (the Initial Acreage, the Mattelin Leases (if acquired, as provided in Section 5.4) and the Optional Acreage being collectively referred to herein as the “Block A Purchased Acreage”).

(b)           The purchase price for the Optional Acreage (the “Option Price”) shall be (a) with respect to those leases covering Optional Acreage (“Option Leases”) acquired by Seller prior to the Effective Date, the purchase price shall be $225 per Net Acre, multiplied by the number of Net Acres comprising the Optional Acreage (the “Option Acres”); and (b) with respect to those Option Leases acquired by Seller between the Effective Date and the Closing Date, the purchase price shall be (i) $225 per Net Acre multiplied by the number of Net Acres covered by such Option Leases, or (ii) if greater, the lease bonus, first year rental payment and other acquisition costs actually paid by Seller for such Option Leases plus any additional actual costs paid by the Seller to acquire the Option Leases,  provided that Seller shall have obtained Buyer’s approval of the costs described in this clause (ii) above.

(c)           The Option may be exercised by Buyer upon written notice (the “Option Exercise Notice”) delivered to Seller within ten (10) business days following the date which is 120 days after (i) the date on which initial perforation or fracture stimulation, as applicable, of the Second Test Well is completed or, (ii) if such Well is not completed as a producing well, the date on which drilling operations for such well have ceased and the rig is ready to be moved off the location (the “Option Termination Date”).  If the Option is not timely exercised, it shall automatically expire on the Option Termination Date.

(d)           If the Option is timely exercised, then within ten (10) business days following the exercise of the Option, Seller shall deliver to Buyer a closing statement (“Option Closing Statement”) setting out (i) with respect to each lease included in the Optional Acreage (each, an “Option Lease”), the number of Option Acres covered thereby, and (ii) the calculation of the Option Price to be paid by Buyer for the Optional Acreage.  Within ten (10) business days after receipt of the Option Closing Statement, (i) Buyer shall pay the Option Price to Seller by wire transfer of immediately available funds; and (ii) Seller shall execute, acknowledge and deliver to Buyer an Assignment of Seller’s interest in the Optional Acreage, such Assignment to be substantially in the form of Exhibit D attached hereto.  The date on which closing of the purchase pursuant to the Option occurs is referred to herein as the “Option Closing Date.”

(e)           Notwithstanding any other provision hereof, Seller shall reserve from the assignment(s) of the Option Leases an overriding royalty interest in such Option Leases equal to the positive difference, if any, between 20% and Lease Burdens.

Section 1.14         Sales by Buyer of Block A Purchased Acreage.  Buyer shall not sell, assign, transfer, exchange or otherwise transfer or dispose of all or any portion of Buyer’s right, title or interest in and to the Block A Purchased Acreage (including, without limitation, any indirect transfer by merger of Buyer with or into a third party, or sale of all or substantially all of the issued and outstanding shares of Buyer to a third party) (a “Divestiture”) at any time prior to Seller’s receipt of a Production Notice with respect to the Second Test Well, as defined herein, or if the Second Test Well is not completed as a producing well, the date on which drilling operations for such well have ceased and the rig is ready to be moved off the location (the “Restricted Period”), without Seller’s prior written consent.  If during the Restricted Period Buyer enters into an agreement with respect to a Divestiture (a “Divestiture Agreement”) for which the prior written consent of Seller is obtained, then upon consummation of such Divestiture, Buyer shall pay to Seller an amount equal to 33.3% of the positive difference, if any, between (i) the purchase price and other consideration received by Buyer in consideration for the sale of the Buyer’s interest in the Block A Purchased Acreage so transferred in the permitted Divestiture; and (ii) the Purchase Price, or Option Price, as applicable, paid by Buyer to Seller for such divested acreage; provided that such Divestiture shall be subject to, and Seller shall at all times retain, its rights to exercise the participation options provided in Article IV herein and any and all right, title and interest acquired by Seller through exercise of such options and any such interests of the Seller owned or exercisable by Seller shall not be included in any sale by Buyer pursuant to this Section 1.14 unless otherwise previously approved and agreed to in writing by Seller.  If during the Restricted Period Buyer enters into a Divesture Agreement without the prior written consent of Seller, Buyer shall immediately remit to Seller 100% of the proceeds and other consideration received by Buyer from such Divestiture.

Section 1.15         Tag-Along Right.  In the event an unrelated third party purchaser (the “Prospective Purchaser”) makes an offer (the “Divestiture Offer”) to Buyer to acquire all or any portion of Buyer’s right, title or interest in and to all or any portion of the Block A Purchased Acreage (the portion of the Block A Purchased Acreage subject to the Divestiture Offer being referred to herein as the “Divestiture Lands”) during or after the Restricted Period, Buyer shall immediately deliver to Seller a notice setting forth the terms and conditions of the Divestiture Offer, including a true and complete copy of any offer letters, proposals, agreements, schedules, exhibits or other materials relating thereto.  Upon receipt of the notice of the Divestiture Offer from Buyer, Seller shall have ten (10) business days to elect, upon written notice to Buyer, to participate in the Divestiture Offer and to sell to the Prospective Purchaser all or a portion of the Divestiture Lands then owned by Seller under the same terms and conditions (the “Tag-Along Right”).  In the event Seller elects to exercise the Tag-Along Right, the Prospective Purchaser shall be required to purchase all of Seller’s interest in the Divestiture Lands under the same terms and conditions as it offered to purchase Buyer’s interest therein; provided, however, that if the Prospective Purchaser proposed to purchase only an undivided portion of Buyer’s interest in the Divestiture Lands (the “Undivided Divestiture Interest”) and such Prospective Purchaser is unwilling to purchase a greater undivided interest in the Divestiture Lands, then the Prospective Purchaser shall purchase (i) from Buyer 66.7% of the Undivided Divestiture Interest; and (ii) from Seller, 33.3% of the Undivided Divestiture Interest.  Notwithstanding any other provision hereof, this Section 1.13 shall not apply to a transfer, exchange or disposition arising from any indirect transfer (x) by merger of Buyer with or into an affiliate of Buyer or sale or other transfer of all or substantially all of the issued and outstanding shares of Buyer to an affiliate of Buyer; or (y) by merger of Buyer with or into third party or sale or other transfer of all or substantially all of the issued and outstanding shares of Buyer to a third party, provided that the Block A Purchased Acreage does not, at the time of such transfer, comprise substantially all of the assets of Buyer.  For purposes of the foregoing sentence the Block A Purchased Acreage shall be deemed to comprise substantially all of the assets of Buyer if the reasonably determined value thereof comprises 90% or more of the aggregate value of all of Buyer’s assets.

ARTICLE II.
TITLE MATTERS

Section 2.1           Certain Definitions.  As used in this Agreement, each of the following terms has the meaning provided below:

(a)           “Defensible Title” means, with respect to the Block A Purchased Acreage, such beneficial, legal and record title ownership of the units, leases and lands related thereto that, subject to and except for Permitted Encumbrances as defined in Section 2.1(b):

(i)           entitles Seller to a share of the hydrocarbons produced, saved and marketed from each lease included in the Block A Purchased Acreage (subject to any depth limitations specified in the subject lease) and throughout the duration of the productive life of such lease, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit C with respect to such lease except as otherwise specifically set forth in such Exhibit;

(ii)          entitles Seller to the number of Net Acres covered by a lease as set forth in the Closing Statement, or the Option Closing Statement, as applicable for that lease; and

(iii)          is free and clear of all liens and encumbrances.

In addition, title to any lease comprising the Initial Acreage or Optional Acreage shall not be considered to be Defensible Title unless (y) an Environmental Assessment applicable to the lease has been issued by the Bureau of Indian Affairs in compliance with the National Environmental Policy Act, to the extent applicable; and (z) if the lease covers allottee lands, the consent from the requisite percentage of the mineral interest owned by allottees in lands covered by the lease has been obtained, pursuant to Pub. L. 106-462 (114 Stat. 1992).

(b)           “Permitted Encumbrances” means the following:

(i)           lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Seller’s Net Revenue Interest, on a lease-by-lease basis, below 80% (or such lower Net Revenue Interest with respect to a Lease as may be specified in Exhibit C), proportionately reduced in the event Seller’s working interest in the subject lease is less than 100% or the subject lease covers less than 100% of the mineral estate in the lands covered thereby;

(ii)          all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies, in connection with the conveyance of the applicable lease if the same are customarily sought after Closing;

(iii)         rights of reassignment contained in any agreement providing for reassignment upon the surrender or expiration of any option or lease;

(iv)         easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Initial Leases or the Option Leases or any restriction on access thereto that do not materially interfere with the operation of the affected lease;

(v)           liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby which would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the lease;

(vi)          liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(vii)        such Title Defects as Buyer has waived;

(viii)       minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any lease encumbered thereby or materially impair the ability of the lessee to use any such property in its operations; provided the effect thereof does not operate to reduce the Net Revenue Interest in such lease below 80% (or such lower Net Revenue Interest with respect to a lease as may be specified in Exhibit C), proportionately reduced in the event Seller’s working interest in the subject lease is less than 100% or the subject lease covers less than 100% of the mineral estate in the lands covered thereby; and

(ix)          Area of Mutual Interest Agreement, dated as of March 12, 2009, by and between Fort Peck Energy Company and the Assiniboine and Sioux Tribes of the Fort Peck Indian Reservation (the “Fort Peck AMI Agreement”), and the terms and provisions of the Initial Leases.

(c)           “Title Defect” means any lien, encumbrance, adverse claim, default, expiration, failure, defect in or objection to real property title, other than Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title to be less than Defensible Title.

Section 2.2            Title Defect.

(a)           For a period of twelve (12) months following the Effective Date (the “Title Examination Period”), Buyer shall have the right to notify Seller in writing of any Title Defects identified by Buyer that cause Seller to have less than Defensible Title to the Block A Purchased Acreage.  To be effective, such notice (the “Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Title Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged deficiency in the Net Revenue Interest or any alleged Acreage Deficiency), (iv) identify the specific leases affected by such Title Defect, (v) include the value of such Title Defect as determined by Buyer in good faith; provided that such value shall in no event exceed the amount paid by Buyer therefor; and (vi) include a copy of a drill site title opinion rendered by an attorney licensed in the state of Montana (such opinion to be prepared at Buyer’s cost and expense) identifying the Title Defect.  Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.

(b)          Upon the receipt of an effective Title Defect Notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect(s).  The cost of such cure or attempted cure of such Title Defect shall be borne by Seller.

(i)           With respect to each Title Defect that consists of an Acreage Deficiency, as defined below, that is not cured within 180 days following receipt of the Title Defect Notice (the “Cure Period”), Seller shall, at Seller’s election, either (i) refund to Seller an amount equal to the price per net acre paid by Seller with respect to the affected lease, multiplied by a fraction, the numerator of which is the difference between the number of Net Acres to have been assigned by Seller to Buyer pursuant hereto and for which Buyer paid (“Intended Acres”) and the actual Net Acres so assigned (“Actual Acres”) (such difference being referred to herein as the “Acreage Deficiency”), and the denominator of which is the Intended Acres; or (ii) assign to Buyer additional Block A leases, or portions thereof, for which Seller has Defensible Title and reasonably acceptable to Buyer, covering Net Acres at least equal to the Acreage Deficiency.

(ii)          With respect to each Title Defect that is not cured prior to expiration of the Cure Period that consists of the Net Revenue Interest assigned to Buyer in the affected lease being less than 80% (or such lower Net Revenue Interest with respect to a lease as may be specified in Exhibit C), proportionately reduced to the extent that Seller assigned less than the entire working interest in the affected lease or the affected lease covers less than the entire mineral estate, (x) Buyer may, at Buyer’s election, waive the Title Defect, in which case Buyer shall accept the lease without adjustment or refund of the Purchase Price paid therefor; (y) Buyer may, at Buyer’s election, reject the affected lease, in which case Buyer shall reassign the affected lease to Seller, free and clear of all liens, claims and encumbrances arising by, through or under Buyer, and Seller shall refund to Buyer an amount equal to the Purchase Price paid by Buyer for such lease; or (z) Seller may remove the affected lease from the Initial Leases to be delivered at Closing and instead assign to Buyer replacement Block A leases, or portions thereof, for which Seller has Defensible Title and reasonably acceptable to Buyer, covering Net Acres at least equal to the Net Acres covered by the affected lease and having a Net Revenue Interest of at least 80% (or such lower Net Revenue Interest with respect to the affected lease as may be specified in Exhibit C).

Section 2.3           Consents.  Sellers shall use commercially reasonable efforts to obtain all required consents to assignment of the Initial Leases and, if applicable, the Option Leases.  Except for consents and approvals which are customarily obtained post-Closing (including without limitation federal, state or other governmental approvals), if a consent to assign any lease has not been obtained as of the Closing Date, with respect to the Initial Leases, or the Option Closing Date, with respect to the Option Leases, as applicable, then at Buyer’s election, the affected lease(s) shall be (a) conveyed to Buyer and the respective consents obtained by Buyer post-Closing and Buyer shall assume the risk of not obtaining such consents (provided that after Closing Seller shall continue to cooperate with Buyer to obtain such consent(s), or (b) held by Seller on behalf of Buyer until such consent(s) have been obtained; provided, however, that if such consents are not obtained within 120 days after the Closing Date or, with respect to the Optional Acreage, within 120 days after the Option Closing Date, then Seller may retain the affected leases and refund Buyer the purchase price paid therefor.

Section 2.4           Special Warranty of Title; Subrogation of Warranties.  The assignments delivered by Seller to Buyer pursuant hereto shall provide that, subject to Permitted Encumbrances, Seller shall warrant Defensible Title to the leases free and clear of liens, claims and encumbrances arising by, through or under Seller, but not otherwise.  Sellers shall grant to Buyer, its successors and assigns, full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) given or made by preceding owners, vendors, or others with respect to the subject leases.  Buyer acknowledges and agrees that, except with respect to breaches of Seller’s special warranty of title, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the leases assigned to it shall be as set forth in Section 2.2.

Section 2.5           Title Benefit.  If during the Title Examination Period Seller determines that the Actual Acres covered by a lease exceed the Intended Acres (a “Title Benefit”) with respect to a lease assigned by Seller to Buyer, Seller shall notify Buyer in writing prior to the expiration of the Title Examination Period.  Within thirty (30) days following notification of the Title Benefit, Buyer shall pay Seller an amount equal to the amount by which Actual Acres exceed Intended Acres, multiplied by the purchase price per acre paid by Buyer for the affected lease.

ARTICLE III.
DRILLING COMMITMENT

Section 3.1           Initial Test Wells.

(a)           Subject to Force Majeure, as defined herein, Buyer commits to (i) drill two (2) initial test wells (each, a “Test Well” and, collectively, the “Test Wells”) on the Initial Acreage or the Mattelin Leases, each Test Well (or a Substitute Well therefor) to be drilled to a depth sufficient to test the Middle Bakken and Three Forks formations (“Objective Depth”) and (ii) to run three (3) thirty foot (30’) core barrels for each Test Well from the top of the Middle Bakken through the top 18 meters, approximately, of the Three Forks formation.  Seller shall have the right to review any recovered core, but such recovered core shall be jointly owned by Buyer and Seller and Buyer shall retain possession of such recovered core, as Operator of the Test Wells.  Buyer shall use commercially reasonable best efforts to drill each of the two (2) initial Test Wells a minimum lateral length of at least 4,500 feet and comply with the technical requirements set forth on Exhibit G attached hereto.  In the event Buyer completes either or both of the Test Wells, Buyer shall perform multi-stage fracture stimulation of such completed Test Well(s); provided, however, that Buyer shall not be required to conduct such fracture stimulation if a reasonable, prudent operator would not conduct such operation for fear of placing the hole, life or property in jeopardy.

(b)           Subject to Force Majeure, drilling of the first Test Well on the Initial Acreage or the Mattelin Leases (the “First Test Well”) shall be commenced before the later to occur of (i) October 1, 2011 or (ii) three (3) months following receipt of a drilling permit for such well; provided that Buyer shall use commercially reasonable efforts to cooperate with Seller in obtaining a drilling permit for the First Test Well as soon as possible after the Effective Date.

(c)           Subject to Force Majeure, drilling of the second well on the Initial Acreage or the Mattelin Leases (the “Second Test Well”) shall be commenced before the later to occur of (i) December 31, 2011 or (ii) three (3) months following receipt of a drilling permit for such well; provided that Buyer shall use commercially reasonable efforts to cooperate with Seller to obtain a drilling permit for the Second Test Well as soon as possible after the completion of drilling of the First Test Well.

(d)           At least 75% of the surface acres included in any unit in which the First Test Well or the Second Test Well is drilled shall be comprised of Block A Purchased Acreage.

(e)           In the event Buyer fails to timely commence either the First Test Well or the Second Test Well within the respective time periods provided above, or thereafter fails to drill either Test Well (or a Substitute Well therefor) to the Objective Depth, such failure shall be deemed a material breach of this Agreement and, in the event of such breach, Seller may, upon written notice to Buyer, terminate this Agreement and, upon such termination:

(i)           If this Agreement is terminated due to Buyer’s failure to timely commence the First Test Well or failure to drill the First Test Well (or a Substitute Well therefor) to the Objective Depth, then Buyer shall immediately relinquish and reassign to Seller all right, title and interest in and to the Initial Leases and the Mattelin Leases, free and clear of all liens, claims or encumbrances arising by, through or under Buyer, provided however, that Buyer shall retain all interest in the Hull Lease, as defined herein.

(ii)           If Buyer timely drills the First Test Well (or a Substitute Well therefor) to the Objective Depth but this Agreement is terminated due to Buyer’s failure to timely commence the Second Test Well or failure to drill the Second Test Well (or a Substitute Well therefor) to the Objective Depth, then Buyer shall immediately relinquish and reassign to Seller all right, title and interest in and to the Initial Leases and the Mattelin Leases, free and clear of all liens, claims or encumbrances arising by, through or under Buyer, provided, however, that Buyer shall retain (y) its interest in the First Test Well and the Initial Leases and the Mattelin Leases insofar and only insofar as they are included in the spacing unit for the First Test Well, and (z) all interest in the Hull Lease, as defined herein, subject to Seller’s overriding royalty interest and participation rights therein pursuant to Section 3.1(h), if applicable.

(iii)           If, prior to reaching the Objective Depth, a Test Well encounters mechanical difficulties, heaving shale, rock salt, excessive saltwater flow, practicably impenetrable formations or other conditions in the hole that would cause a reasonably prudent operator under the same or similar circumstances to discontinue drilling and to abandon such Test Well, Buyer shall have the right, within one hundred twenty (120) days after the rig was released from the last operation on such Test Well, to commence drilling of a substitute well therefor (“Substitute Well”) at a location selected by Buyer on the Initial Leases.  If a Substitute Well is timely commenced and drilled to the Objective Depth, then such Substitute Well shall in all respects be considered as if it were the Test Well for which it is substituted.

(f)           In the event drilling permits for the First Test Well are not obtained, whether due to Force Majeure or otherwise, within twelve (12) months after the Closing Date, then Seller may, upon written notice to Buyer terminate this Agreement, provided that the failure to obtain such permit is not as a result of a material breach of this Agreement by Seller.  In the event drilling permits for the First Test Well are not obtained, whether due to Force Majeure or otherwise, within 24 months after the Closing Date, then Buyer may, upon written notice to Seller terminate this Agreement, provided that the failure to obtain such permit is not as a result of a material breach of this Agreement by Buyer.  Within fifteen (15) days after either such termination, (i) Buyer shall reassign to Seller all right, title and interest in and to the Initial Leases and the Mattelin Leases, free and clear of all liens, claims or encumbrances arising by, through or under Buyer, provided however, that Buyer shall retain all interest in the Hull Lease, as defined herein, and (ii) if the failure to obtain such drilling permits is the result of Force Majeure or Seller’s material breach of this Agreement, Seller shall refund the Purchase Price to Buyer, by wire transfer of immediately available funds.

(g)           In the event drilling permits for the Second Test Well are not obtained, whether due to Force Majeure or otherwise, within six (6) months after the date on which the drilling permit for the First Test Well is obtained, then Seller may, upon written notice to Buyer, terminate this Agreement, provided that the failure to obtain such permit is not as a result of a material breach of this Agreement by Seller.  Within fifteen (15) days after such termination, (i) Buyer shall reassign to Seller all right, title and interest in and to the Initial Leases and the Mattelin Leases, free and clear of all liens, claims or encumbrances arising by, through or under Buyer; provided, however, that Buyer shall retain its interest in the First Test Well and the Initial Leases and the Mattelin Leases insofar and only insofar as they are included in the spacing unit for the First Test Well; and (ii) if the failure to obtain such drilling permits is the result of Force Majeure or Seller’s material breach of this Agreement, Seller shall refund the Purchase Price to Buyer, by wire transfer of immediately available funds; provided, however, that Seller shall retain (y) that portion of the Purchase Price attributable to the Initial Leases and the Mattelin Leases insofar and only insofar as they are included in the spacing unit for the First Test Well,  and (z) all interest in the Hull Lease, as defined herein, subject to Seller’s overriding royalty interest and participation rights therein pursuant to Section 3.1(h), if applicable.

(h)           Notwithstanding any other provision hereof, the Parties agree that for the purposes of this Section 3.1, either or both of the Test Wells may be drilled on acreage comprised in whole, or in part, of that certain oil and gas lease owned by Buyer, dated July 10, 2006, recorded at Reception No. 371647 of the records of Roosevelt County, Montana, by and between Elizabeth M. Hull, as lessor, and East Fort Peck Exploration, as lessee, insofar as it covers approximately 960 acres in Section 3, Township 28 North, Range 54 East, and Section 35, Township 29 North, Range 54 East, Roosevelt County, Montana (the “Hull Lease”), and such Hull Lease shall be deemed to be included in the Initial Acreage for the purposes of this Section 3.1.  In the event that either or both of the Test Wells is drilled on lands comprised in whole or in part of the Hull Lease, then (i) Seller’s Test Well participation option pursuant to Section 4.1(a) and its Acreage Participation Option pursuant to Section 4.1(b) shall extend to and apply to the Hull Lease; (ii) in the event Buyer exercises any such participation option, the Tag-Along .Right pursuant to Section 1.15 shall apply to the Hull Lease, and (iii) Buyer shall assign to Seller an overriding royalty interest in and to the Hull Lease equal to the positive difference, if any, between 20% and Lease Burdens thereon existing as of the Effective Date, in each case as though the Hull Lease were an Initial Lease.  For the avoidance of doubt, the Hull Lease shall not be deemed to be an Initial Lease, but shall be treated in the same manner as an Initial Lease to the extent expressly so provided in this Section 3.1(h).

Section 3.2           Force Majeure.

(a)           If either Party (an “Affected Party”) is rendered unable, in whole or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, the Affected Party shall give the other Party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Affected Party, insofar as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure.  The Affected Party shall use best efforts to remove the Force Majeure situation as quickly as possible.  The requirement that any Force Majeure shall be remedied as quickly as possible shall not require the settlement of strikes, lockouts, or other labor difficulty by the Affected Party, and the manner in which such difficulties are handled shall be entirely within the discretion of the Affected Party concerned.

(b)           Notwithstanding the foregoing, in the event drilling permits for the Test Wells are not timely obtained due to Force Majeure, this Agreement may nevertheless be terminated in accordance with Section 3.1(f) or Section 3.1(g), as applicable, provided that the remedies for termination upon the occurrence of an event of Force Majeure, as set out in Section 3.1(f) or Section 3.1(g), as applicable, shall apply.

(c)           As used herein, the term “Force Majeure” shall mean an act of God, strike, lockout, or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay or inaction, including but not limited to delay in obtaining necessary permits, approvals or orders from the Bureau of Land Management, the Montana Board of Oil and Gas Conservation, or any other federal, tribal, state or local governmental agency or body, or any regulatory delay caused by such governmental agencies or bodies, in each case only to the extent such delay or inaction is not due to any act or omission of the Affected Party, and any other cause, whether of the kind specifically enumerated above or otherwise, in each case which is not reasonably within the control of the Affected Party.

Section 3.3           Additional Drilling.  The Parties may drill additional wells pursuant to Section 6.1 hereof.

ARTICLE IV.
SELLER’S PARTICIPATION OPTION

Section 4.1           Seller’s Participation Option.

(a)           Test Well Participation Option.  Within thirty (30) days after each Test Well has been drilled, stimulated and completed, placed on production and achieved Stabilized Production, as herein defined (“Drilling and Completion”), Buyer shall provide Seller written notice of such Drilling and Completion (each, a “Production Notice”).  As used herein, “Stabilized Production” shall mean that point in time at which hydrocarbons are produced in paying quantities from the Test Well during at least 20 days of each calendar month for a period of 3 calendar months.  Each Production Notice shall include a statement of the costs incurred by Buyer to drill, complete and stimulate the subject Test Well, equip the Test Well for production and transport the production to the point of sale (“Buyer’s Drilling Costs”).  Upon delivery of each Production Notice and a subsequent written notice provided within ninety (90) days thereafter (the “90 Day Notice”), Buyer shall also provide detailed history for such Test Well, including (i) daily drilling and completion reports, (ii) offset activity information, to the extent reasonably available to Buyer, (iii) well activity following Drilling and Completion, (iv) daily production reports (including reports on all fluid), and (v) any and all other material information or information reasonably requested by Seller and available to Buyer that permit Seller to make an informed decision to participate in the Test Well (the “Well Information”).  Within fourteen (14) days following receipt of the 90 Day Notice, Seller shall have the option, but not the obligation, to acquire from Buyer an undivided 33.3% interest in the Test Well covered by such Production Notice, such option to be exercised by Seller upon written notice to Buyer delivered within such fourteen (14) day period.  Seller may make its elections with respect to each Test Well separately.  In the event Seller exercises such option, Seller shall, within fourteen (14) days, pay to Buyer an amount (the “Test Well Option Price”) equal to 33.3% of Buyer’s Drilling Costs and the lease acquisition costs paid by Buyer for the leases included in the spacing unit for such Test Well (collectively, “Well Costs”), and Buyer shall execute, acknowledge and deliver to Seller an assignment of an undivided 33.3% interest in (i) the subject Test Well, (ii) any related equipment and (iii) the leases included in the spacing unit for such Test Well, such assignment to be free and clear of all liens, claims or encumbrances arising by, through or under Buyer and to be effective as of the date of first sales of production from such Test Well.   The Test Well Option Price payable by Seller shall be adjusted downward by an amount equal to the proceeds received by Buyer from sales of hydrocarbons attributable to Seller’s 33.3% interest in such Test Well, from the date of first sales from such Test Well.

(b)           Acreage Participation Option.  In addition to the option provided in subparagraph (a) above, Seller shall have the option (the “Acreage Participation Option”) to acquire an undivided 33.3% working interest in that portion of the Block A Purchased Acreage that has not been included in the spacing units for the First Test Well and the Second Test Well (the “Remaining Block A Purchased Acreage”), which Acreage Participation Option may be exercised (i) as to the Initial Acreage, at any time on or before fourteen (14) days following Seller’s receipt of the 90 Day Notice for the Second Test Well and the Well Information for the Second Test Well reasonably requested by Seller, and (ii) as to the Optional Acreage, at any time on or before 90 days after Buyer’s exercise of its Option pursuant to Section 1.13.  In the event Seller exercises such option, (x) Seller shall, within fourteen (14) days after Seller’s exercise of the option, pay to Buyer an amount equal to 33.3% of the Purchase Price or Option Price, as applicable, paid by Buyer pursuant hereto for the leases included in the Remaining Block A Purchased Acreage, and (y) Buyer shall execute, acknowledge and deliver to Seller an assignment of an undivided 33.3% interest in such leases, such assignment to be free and clear of liens, claims and encumbrances arising by, through or under Buyer.

ARTICLE V.
AREA OF MUTUAL INTEREST

Section 5.1           Area of Mutual Interest.

(a)           The Parties hereby create an area of mutual interest (“Area of Mutual Interest” or “AMI”) covering all lands located within the boundaries of the area depicted on the map attached as Exhibit E hereto.  The term of the AMI (the “AMI Term”) shall commence on the Effective Date and shall end on the second anniversary of the Closing Date.

(b)           Promptly after the Effective Date, Buyer and Seller shall, upon mutual written agreement, designate up to 50,000 Net Acres within the AMI (the “Target Lands”) over which they may mutually endeavor to acquire leases.  The designated Target Lands may be modified or supplemented from time to time upon mutual written agreement of the Parties.  During the AMI Term, Buyer and Seller shall meet at least monthly by teleconference or in person at Seller’s office in Poplar, Montana or another mutually acceptable location (the “Target Meeting”)  Seller shall prepare and circulate an agenda for each Target Meeting (which agenda shall include discussion items requested by Buyer) at least three (3) business days prior to the meeting.  Seller shall be the chair of each Target Meeting and shall keep written minutes thereof, copies of which shall be furnished to Buyer, detailing the actions taken and decisions made at the Target Meeting.  At the Target Meetings, Buyer and Seller shall discuss the acquisition of leases covering the Target Lands, the status of leasing activities within the Target Lands, including the description of leases acquired and outstanding lease offers, and, if known to the Seller, identification of changes in availability of acreage or of ownership of leases or acreage within the Target Lands.  When determining whether to acquire additional Target Lands, Buyer and Seller shall mutually establish during the Target Meeting:  (i) leasing priorities for such Target Lands, (ii) a proposed timeline for leasing such Target Lands, (iii) the maximum bonus price to be paid for such Target Lands, and (iv) the minimum acceptable lease terms and any other terms regarding leasing of such Target Lands, as mutually agreed upon by the Seller and Buyer (collectively, the “Target Lease Terms”).  Thereafter, the Target Lease Terms may be modified at any time upon mutual agreement of the Parties.

(c)           Either Party may acquire leases covering the Target Lands.  Leases covering lands within the AMI and acquired by either Party during the AMI Term are referred to herein as the “AMI Leases”.

(d)           At any time following the Parties’ agreement on Target Lease Terms for particular Target Lands, but in any event prior to the acquisition by either Party of an AMI Lease covering such Target Lands, Seller may notify Buyer that it will not participate in acquiring leasehold interests in such Target Lands (the “Opt-Out Lands”).  In such event, if Buyer still wishes to acquire the Opt-Out Lands, Seller may continue to assist in the acquisition of leases covering the Opt-Out Lands on behalf of Buyer, but it shall have no obligation to acquire or retain for itself any working interest in the Opt-Out Lands.  If during the AMI Term Seller acquires leases covering the Opt-Out Lands conforming to the Target Lease Terms, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s interest therein for the AMI Purchase Price.  If during the AMI Term Buyer acquires leases covering the Opt-Out Lands, Seller shall have no right or obligation to purchase any interest therein from Buyer, and Buyer shall retain all of its interest therein, subject to Seller’s overriding royalty interest pursuant to Section 5.1(h) herein.

(e)           Except as otherwise provided herein, the Party acquiring an AMI Lease during the AMI Term (the “Acquiring Party”) agrees to sell, and the other Party (the “Non-Acquiring Party”) agrees to purchase its respective Participating Interest, as defined herein, in, the AMI Lease for a purchase price (the “AMI Purchase Price”) equal to the sum of (i) the Non-Acquiring Party’s respective Participating Interest share of the lease bonus and first year rental paid by the Acquiring Party for the AMI Lease, together with any other amounts paid by the Acquiring Party to acquire the AMI Lease, plus in the case where Seller is the Acquiring Party, (ii) $50 per net acre; provided, however, that unless the Non-Acquiring Party’s prior approval is obtained, the Non-Acquiring Party shall have no obligation to purchase from the Acquiring Party any AMI Leases (x) in which the Net Revenue Interest in the subject lease is less than 80% (subject to proportionate reduction in the event that the acquired working interest in the lease is less than 100% or the lease covers less than the entire mineral estate in the lands covered thereby) or (y) which is acquired for a higher bonus or on other terms materially less favorable than those agreed to by the Parties as set forth in Section 5.1(b).  The Acquiring Party shall pay the lease bonus and first year rental for the leases comprising the AMI Leases acquired by it, subject to the Non-Acquiring Party’s obligation to reimburse the Acquiring Party for the Non-Acquiring Party’s Participating Interest share thereof, as provided above, and the Non-Acquiring Party shall assume, and bear responsibility for payment of its Participating Interest share of all other obligations under the leases comprising the AMI Leases.

(f)           As used herein, the term “Participating Interest” shall mean with respect to Buyer, 66.7%, and with respect to Seller, 33.3%; provided, however, that as to the Opt-Out Lands, Participating Interest shall mean, with respect to Buyer, 100%, and with respect to Seller, 0%.

(g)           The Acquiring Party shall notify the Non-Acquiring Party of its acquisition of AMI Leases (including acquisitions of leases covering Opt-Out Lands) at least quarterly during the AMI Term, and within thirty (30) days after Non-Acquiring Party’s receipt of an acquisition notice from the Acquiring Party specifying the interests acquired and the amounts paid by the Acquiring Party therefor, the Non-Acquiring Party shall pay to the Acquiring Party the AMI Purchase Price therefor, pursuant to Section 5.1(e), and the Acquiring Party shall execute, acknowledge and deliver to the Non-Acquiring Party assignments (each an “AMI Assignment”) of the Non-Acquiring Party’s Participating Interest in the AMI Leases.

(h)           Notwithstanding any other provision hereof, Seller shall reserve or be assigned, as applicable, an overriding royalty interest in each of the AMI Leases (including any leases covering Opt-Out Lands), equal to the positive difference, if any, between 20% and lease burdens existing as of the effective date of such assignment, including, without limitation, lessors’ royalties, overriding royalties, and similar burdens on or measured by production from the AMI Leases.  Such overriding royalty interest shall apply to each AMI Lease, regardless of whether such AMI Lease was initially acquired by Buyer or Seller and notwithstanding Seller’s election not to participate in the acquisition of leases covering the Opt-Out Lands.

(i)            If Buyer identifies any Title Defects with respect to AMI Lease(s) covered by an AMI Assignment within the earlier to occur of twenty-four (24) months following the effective date of such assignment or the commencement of the drilling of a well on a spacing unit which includes lands covered thereby, Buyer shall provide Seller a Title Defect Notice in accordance with the provisions of Section 2.2(a), and for a period of 180 days following receipt of such Notice, Seller shall have the right, but not the obligation, to attempt to cure the Title Defect.  The cost of such title curative shall be borne by Buyer in proportion to its Participating Share with respect to the affected AMI Lease.  In the event Seller is unable to cure the Title Defect, all further losses, costs and liabilities arising from or relating to the Title Defect shall be borne by Buyer in proportion to its Participating Share with respect to the affected AMI Lease.

Section 5.2           Marketing AMI Leases to Third Parties.  Buyer shall have the option, but not the obligation, to drill an appraisal well (the “Stimulation Well”) on the acreage within the AMI assigned to it by Seller.  In the event the drilling of a Stimulation Well is not commenced within twenty-four (24) months after the Effective Date, then Buyer and Seller agree to reasonably cooperate with one another to locate a third party to participate in the development of the AMI Leases, with the mutual goal of maximizing the economic returns within the AMI for both Buyer and Seller.  Seller shall lead the effort to locate a third party participant, but Seller shall have no liability to Buyer in the event it is unable to locate such a third party participant.

Section 5.3           Seller’s AMI Option.  For the initial Stimulation Well drilled in the AMI Leases, Seller shall assign to Buyer Seller’s retained 33.3% interest in the leases included in the drill site spacing unit designated by the applicable governmental agency for such well, and if no such spacing unit designation exists, then Seller shall assign its retained 33.3% interest in the 640 acres upon which the drill site is located.  Within thirty (30) days after the Drilling and Completion of the initial Stimulation Well, Buyer shall provide Seller a Production Notice and a 90 Day Notice, each such notice to be accompanied by a statement of Buyer’s Drilling Costs for such well and the Well Information.  Within fourteen (14) days following the receipt of the 90 Day Notice, Seller shall have the option, but not the obligation, to acquire from Buyer an undivided 33.3% interest in the initial Stimulation Well, such option to be exercised by Seller upon written notice to Buyer delivered within such fourteen (14) day period.  In the event Seller exercises such option, Seller shall, within fourteen (14) days pay to Buyer an amount equal to 33.3% of Buyer’s Well Costs, and Buyer shall execute, acknowledge and deliver to Seller an assignment of an undivided 33.3% interest in (i) the initial Stimulation Well, (ii) any related equipment and (iii) the leases included in the spacing unit for the initial Stimulation Well, such assignment to be free and clear of all liens, claims or encumbrances arising by, through or under Buyer and to be effective as of the date of first sales of production from the initial Stimulation Well.

Section 5.4          Mattelin Property.  The Parties acknowledge that Seller is currently in discussions with the Mattelin Mineral Trust, as mineral owner, to acquire oil and gas leases covering approximately 2,527 Net Acres, as more particularly described in Exhibit I (the “Mattelin Leases”).  Subject to the provisions of this Section 5.4, Seller agrees to use good faith commercial efforts to acquire the Mattelin Leases on or before Closing.  Seller shall obtain Buyer’s prior written approval of the final terms of any Mattelin Lease, whereupon Seller shall acquire such Mattelin Lease, and notwithstanding any other provision hereof, Seller shall bear up to $100 per Net Acre of acquisition costs for such Mattelin Lease, and Buyer shall bear any acquisition costs therefor over $100 per Net Acre.  Seller shall notify Buyer upon consummation of such acquisition and within five (5) business days after receipt of such notice, Buyer shall pay to Seller its share of the acquisition costs for such Mattelin Lease and Seller shall deliver to Buyer an assignment of an undivided 66.7% interest in the Mattelin Lease, subject to Seller’s retained overriding royalty interest provided in Section 5.1(h).

ARTICLE VI.
OPERATORSHIP

Section 6.1           Joint Operating Agreement.  To the extent not subject to an existing joint operating agreement, the Parties’ interests in the Block A Purchased Acreage and in the AMI shall be subject to a joint operating agreement substantially in the form of Exhibit F attached hereto (the “Joint Operating Agreement”).  Buyer shall be designated the Operator under the Joint Operating Agreement.  Notwithstanding the foregoing, Buyer shall subcontract with Seller on mutually acceptable, customary commercial terms, to provide services in connection with obtaining necessary regulatory permits in connection with the drilling of wells hereunder, including, without limitation, the First Test Well and the Second Test Well.  After the completion of drilling of the Second Test Well, either Party shall have the right, but not the obligation, to propose the drilling of additional wells within the Block A Purchased Acreage and the AMI Leases.  Each well proposal shall be in writing, and shall include the depth and location of the proposed well, a description (including acreage boundaries) of the structural feature (seismically defined, where available) targeted by the proposed well, an AFE setting out a reasonable estimate of the anticipated costs of the proposed well, and an executable joint operating agreement (an “Additional Joint Operating Agreement”), substantially in the form of Exhibit F, which shall provide for a Contract Area covering the spacing unit for the proposed well.  All of the Parties, whether or not they intend to participate in the proposed well, shall execute the Additional Joint Operating Agreement, and all further operations for the proposed well shall thereafter be controlled by the terms of such Additional Joint Operating Agreement.  Buyer shall be designated the operator under any Additional Joint Operating Agreement.  In the event of a conflict between the terms of this Agreement and any joint operating agreement under this Section 6.1, this Agreement will control.

ARTICLE VII.
SELLER’S REPRESENTATIONS AND WARRANTIES

Section 7.1          Seller’s Representations and Warranties.  Seller makes the following representations and warranties:

(a)           Organization and Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State(s) where lands covered by Block A and the AMI are located.

(b)          Power.  Seller has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c)           Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)           Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)           Lawsuits and Claims.  Except as disclosed in Schedule 7.1(e), there is no written demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or threatened before any court or governmental agency that (i) would result in a material impairment or loss of title to any part of the Initial Leases or impairment of the value thereof, (ii) seeks the imposition of substantial damages with respect to the Initial Acreage, or (iii) would materially hinder or impede the operation of the Initial Acreage.

(f)           Compliance with Laws.  Seller is not in violation of, and Seller has received no notice that Seller is alleged to be in violation of, any law, rule, regulation, order, permit, certificate, writ, judgment, stipulation, injunction, decree, determination, award, or decision of any court, government, or governmental agency or instrumentality, or arbitrator binding upon Seller which violation or alleged violation is reasonably likely to have an adverse effect on:  (1) the Initial Acreage or its value; or (2) the ability of Seller to perform under this Agreement.

(g)           Taxes.  Seller has paid in full all taxes, assessments, and other charges assessed or imposed on Seller with respect to the Initial Leases by any local, state, tribal, or federal taxing authority, other than income or sales taxes, except those that are not yet past due and payable.

(h)           Allegations of Breach or Default.  Seller is not in breach or default in any material respect, and Seller has received no notice that it is alleged to be in breach or default in any material respect, under the terms of any leases or related contracts comprising a part of or affecting the Initial Acreage, which breach or default has not been cured by Closing, and the Initial Leases are in full force and effect and Seller has made all payments (including any applicable bonus, delay rentals, or similar payments) due thereunder or required to be made by Seller to maintain the Initial Leases in effect.

(i)           Non-Producing.  The Initial Leases are non-producing and Seller has not engaged in any oil or gas production or development activities on any of the Initial Leases.

(j)           No Production Dedications.  No Hydrocarbons to be produced from the Initial Acreage are subject to any hydrocarbon sales, purchase or exchange contracts and no third party has any call upon, option to purchase, take-or-pay obligations, dedication rights or similar rights with respect to the Hydrocarbons to be produced from the Initial Acreage.

(k)           Consents and Preferential Purchase Rights. Except for the Fort Peck AMI Agreement, none of the Initial Acreage, including any lease thereon, or any portion thereof, is subject to any area of mutual interest requirements, preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement.

ARTICLE VIII.
BUYER’S REPRESENTATIONS AND WARRANTIES

Section 8.1          Buyer’s Representations And Warranties.  Buyer makes the following representations and warranties:

(a)           Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is duly qualified to carry on its business in the State(s) where lands covered by Block A and the AMI are located.

(b)           Power.  Buyer has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)           Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)          Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e)           Buyer’s Evaluation.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Buyer has been advised by and has relied solely upon its own expertise in legal, tax and other professional counsel concerning the transaction contemplated by this Agreement, the Initial Acreage and the Optional Acreage and the value thereof.

(f)           Qualified to Hold Leases.  Buyer is eligible under all applicable laws and regulations to own leases covering the Initial Acreage and the Optional Acreage.

ARTICLE IX.
POST-CLOSING OBLIGATIONS

Section 9.1           Post-Closing Obligations.  Seller and Buyer shall have the following post-Closing obligations:

(a)           Property Records.  Within sixty (60) days after Closing, Seller shall deliver to Buyer the originals of the Property Records at a location designated by Buyer.  Any transportation, postage or delivery costs from Seller’s offices shall be at Buyer’s sole cost, risk and expense.

(b)           Further Assurances.  Seller and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

ARTICLE X.
DISCLAIMERS

Section 10.1         Disclaimer; Title; Condition and Fitness of the Properties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT DELIVERED PURSUANT HERETO, SELLER WILL CONVEY TO BUYER THE INITIAL ACREAGE AND, IF APPLICABLE, THE OPTIONAL ACREAGE, WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WITHOUT LIMITATION WARRANTIES RELATING TO (i) TITLE, (ii) THE CONDITION OF THE PROPERTY, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTY, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (vi) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE ADJUSTED PURCHASE PRICE, (vii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (viii) ANY IMPLIED WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (ix) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (x) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, AND (xi) ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF VALUE.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, BUYER WILL ACCEPT THE PROPERTY “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (a) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTY, (b) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTY, OR (c) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTY OR ANY VALUE THEREOF.

Section 10.2         Information About the Properties.  Except as expressly set forth in this Agreement, each Party disclaims all liability and responsibility for any representation, warranty, statement, or communication (oral or written) to any other Party (including any information contained in any opinion, information, or advice that may have been provided to any such Party by any employee, officer, director, agent, consultant, engineer, or engineering firm, trustee, representative, partner, member, beneficiary, stockholder, or contractor of such disclaiming Party or its affiliates) wherever and however made, including those made in any data room and any supplements or amendments thereto or during any negotiations with respect to this Agreement.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY, (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTY, (iii) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS, (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTY, OR (v) THE ENVIRONMENTAL CONDITION OF THE PROPERTY.

ARTICLE XI.
MISCELLANEOUS

Section 11.1         Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

Section 11.2        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.  Without limiting the generality of the foregoing, to the extent that prior to the Effective Date Buyer has incurred costs and expenses in connection with preliminary well site work, well assessment, well locations, and scouting, such costs and expenses shall be borne solely by Buyer; provided, that, in the event Seller elects to exercise its participation option pursuant to Section 4.1, Seller shall bear its share of any such costs which are acquisition costs.

Section 11.3        Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending.  All notices shall be addressed as follows:

If to Seller:

Fort Peck Energy Company, LLC
317 C East Street
Poplar, MT  59255
Attn:  Mr. Lynn Becker
Telephone:  (406) 768-3093
Fax:  (406) 768-3504
Email:  Becker@NARPLLC.com

With copies to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:  Cheryl S. Phillips
Telephone: (713) 220-4200
Fax: (713) 220-4285
Email: cphillips@andrewskurth.com

If to Buyer:

Samson Oil and Gas USA Montana, Inc.
1331 17th Street, Suite 710
Denver, CO 80202
Attn:  Terry Barr
Telephone:  (303) 296-3994
Fax:  (303) 295-1961
Email:  terry.barr@samsonoilandgas.com

With copies to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO  80202
Attn:  Greg Danielson
Telephone:  (303) 892-7438
Fax:  (303-893-1379
Email:  greg.danielson@dgslaw.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

Section 11.4       Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

Section 11.5         Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

Section 11.6         Counterparts/Fax Signatures.  This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Signatures exchanged by fax or .pdf signatures shall be considered binding.

Section 11.7        References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

Section 11.8       Governing Law; Wavier of Jury Trial.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to its conflicts of laws rules; provided, however, the laws of the State where the subject leases are located shall control the Assignment with respect to conveyance matters and other real property matters necessarily subject to the laws of the State where the subject leases are located.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Section 11.9         Arbitration.  Except as otherwise indicated herein, any claim, controversy or dispute arising out of, relating to, or in connection with the Agreement or the agreements and transactions contemplated hereby, by Buyer or Seller, including the interpretation, validity, termination or breach thereof, shall be resolved solely through binding arbitration in accordance with the dispute resolution procedures set forth in this Section 11.9.  The Parties covenant that they shall not resort to court remedies except as provided for in this Section 11.9, or for preliminary relief in aid of arbitration. Except as otherwise provided in this Agreement, the following provisions shall apply to any arbitrations conducted pursuant to this Agreement:

(a)           Within ten (10) days after written demand by either party for arbitration, each party shall appoint one arbitrator.  The two arbitrators so appointed shall then appoint a third arbitrator.  If either party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed pursuant to the commercial arbitration rules specified by the AAA.  All arbitrators must be neutral disinterested parties who have never been officers, directors or employees or attorneys of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, petroleum engineering, land or legal education.

(b)           The arbitration proceeding shall be governed by Texas law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c)           The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)           At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)           Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and may include an award of reasonable costs and attorney’s fees if the arbitrator panel so determines.

(f)           The costs incurred in employing the arbitrators, including the arbitrators’ retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Buyer.

(g)           The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.

Section 11.10       Entire Agreement.  This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 11.11       Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

Section 11.12       No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

Section 11.13       Survival.  All representations and warranties in this Agreement shall survive for a period of one (1) year following the Closing Date.

Section 11.14       Waiver.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

Section 11.15       Limitation on Damages.  The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from any breach of this Agreement.

Section 11.16       Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

Section 11.17      Announcements.  Except as and to the extent required by law, neither Buyer nor Seller will make any press release or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, if a Party is required to make such a public announcement or statement by law or under the rules and regulations of the New York Stock Exchange (or other public stock exchange of similar reputation and standing) on which the shares of such Party or any of its Affiliates are listed, then the same may be made without the approval of the other Party.  The opinion of counsel of the Party making such announcement or statement shall be conclusive evidence of such requirement by law or rules or regulations.

Section 11.18       Transfer Taxes and Recording Fees.  Buyer shall pay all sales, transfer, use or similar taxes , if any, occasioned by the sale or transfer of the Initial Acreage and the Optional Acreage and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

Section 11.19      Relationship of the Parties.  This Agreement shall not be deemed or construed to create an agency relationship between the Parties.  This Agreement is not intended to create, and shall not be construed to create, a mining, joint venture, tax or other partnership or association or to render the Parties liable as partners.  However, if for federal income tax purposes, this Agreement and the operations conducted by the parties pursuant hereto are regarded as having created a partnership, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.  Should there be any requirement that each Party thereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.  No Party shall give any notice or take any other action inconsistent with the election made hereby.

Section 11.20      Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement effective as of the Effective Time.

SELLER:

FORT PECK ENERGY COMPANY, LLC, a Delaware limited liability company

By:	Native American Resource Partners, LLC, as Manager

By:	/s/ John P. Jurrius
Name: John P. Jurrius
Title: President and Chief Executive Officer

BUYER:

SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation

By:	/s/ Terence Barr
Name: Terence Barr
Title: President and Chief Executive Officer